                     SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934

                        Date of Report: July 16, 1998


                        FIRST SIERRA FINANCIAL, INC.

           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


Delaware                         0-22525                          76-0438432
--------------------------------------------------------------------------------
(State of other                  (Commission File                (IRS Employer
jurisdiction of                  Number)                         Identification
incorporation)                                                   Number

Chase Tower, Suite 7050, 600 Travis Street, Houston, Texas                77002
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code (713) 221-8822
                                                   --------------

                          INDEX TO FINANCIAL STATEMENTS


                                                                          PAGE
                                                                          ----

Report of Independent Public Accountants                                   F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997               F-3

Consolidated Statements of Operations for the Years Ended December 31,     F-4
   1995, 1996 and 1997

Consolidated Statements of Stockholders' Equity for the Years Ended        F-5
   December 31, 1995, 1996 and 1997

Consolidated Statements of Cash Flows for the Years Ended December 31,     F-6
   1995, 1996 and 1997

Notes to Consolidated Financial Statements                                 F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To First Sierra Financial, Inc.:

         We have audited the accompanying consolidated balance sheets of First Sierra Financial, Inc., and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Sierra Financial, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/  ARTHUR ANDERSEN LLP

Houston, Texas
July 10, 1998

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                         ASSETS

                                                                             DECEMBER  31,
                                                                           ----------------
                                                                           1996        1997
                                                                           ----------------
Lease financing receivables, net ...................................     $61,405     $24,769
Cash and cash equivalents ..........................................       2,876      13,265
Investment in trust certificates ...................................       9,534      12,512
Marketable security ................................................          --       4,020
Furniture and equipment, net .......................................       1,313       3,535
Goodwill and other intangible assets, net ..........................       3,615      20,162
Other assets .......................................................       1,913       7,570
                                                                         -------     -------
          Total assets .............................................     $80,656     $85,833
                                                                         =======     =======

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Debt:
  Warehouse credit facilities ......................................     $52,820     $13,070
  Subordinated notes payable .......................................       9,000       6,000
Other liabilities:
  Holdback reserve payable .........................................       6,523      11,334
  Accounts payable and accrued liabilities .........................       4,497      11,272
  Income taxes payable .............................................          --       1,176
  Deferred income taxes ............................................       1,366       3,494
                                                                         -------     -------
          Total liabilities ........................................      74,206      46,346

Commitments and contingencies

Redeemable preferred stock .........................................       3,890       2,640

Stockholders' equity:
  Common stock, $.01 par value,
     25,000,000 shares authorized,
     6,282,759 shares and 9,891,881
     shares issued and outstanding,
     respectively ..................................................          63          99
  Additional paid-in capital .......................................         802      27,543
  Retained earnings ................................................       1,695       9,205
                                                                         -------     -------
          Total stockholders' equity ...............................       2,560      36,847
                                                                         -------     -------
          Total liabilities and stockholders' equity ...............     $80,656     $85,833
                                                                         =======     =======

   The accompanying notes are an integral part of these financial statements.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                 YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1995         1996       1997
                                                            -------     -------     -------
Gain of sale of lease financing receivables ...........     $ 4,176     $ 5,881     $22,476
Interest income .......................................       3,053       6,323       9,018
Servicing income ......................................         323       1,050       3,092
Other income ..........................................       1,566       2,956       6,537
                                                            -------     -------     -------
          Total revenues ..............................       9,118      16,210      41,123
                                                            -------     -------     -------


Salaries and benefits .................................       1,881       3,548      10,010
Interest expense ......................................       2,632       5,022       5,101
Provision for credit losses ...........................         392         537       1,891
Depreciation and amortization .........................         142         368       1,360
Other general and administrative expenses .............       2,375       3,959       9,056
                                                            -------     -------     -------
          Total expenses ..............................       7,422      13,434      27,418
                                                            -------     -------     -------

Income before provision for income taxes ..............       1,696       2,776      13,705
Provision for income taxes ............................         570         932       5,131
                                                            -------     -------     -------
Net income ............................................     $ 1,126     $ 1,844     $ 8,574
                                                            =======     =======     =======
Earnings per common share, basic ......................     $  0.19     $  0.29     $  1.02
                                                            =======     =======     =======
Earnings per common share, diluted ....................     $  0.16     $  0.27     $  0.95
                                                            =======     =======     =======



   The accompanying notes are an integral part of these financial statements.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                                                COMMON STOCK
                                                          ------------------------    ADDITIONAL     RETAINED        TOTAL
                                                            NUMBER                     PAID-IN      (DEFICIT)    STOCKHOLDERS'
                                                           OF SHARES      AMOUNT       CAPITAL       EARNINGS       EQUITY
                                                          ----------    ----------    ----------    ----------   -------------

Balance, December 31, 1994 ............................    6,056,449    $       61    $    1,017    $     (684)   $      394
  Net income ..........................................           --            --            --         1,126         1,126
  Distribution to stockholders (Note 3) ...............           --            --            --           (35)          (35)
                                                          ----------    ----------    ----------    ----------    ----------
Balance, December 31, 1995 ............................    6,056,449            61         1,017           407         1,485
  Net income ..........................................           --            --            --         1,844         1,844
  Issuance of common stock ............................      854,736             8           139            --           147
  Repurchase and retirement of common
     stock ............................................     (628,426)           (6)         (354)           --          (360)
  Distribution to stockholders (Note 3) ...............           --            --            --          (496)         (496)
  Preferred stock dividends ...........................           --            --            --           (60)          (60)
                                                          ----------    ----------    ----------    ----------    ----------
Balance, December 31, 1996 ............................    6,282,759            63           802         1,695         2,560
  Net income ..........................................           --            --            --         8,574         8,574
  Initial public offering of common stock .............    2,300,000            23        16,183            --        16,206
  Issuance of common stock in connection with
     purchase business combinations ...................      871,781             9         8,373            --         8,382
  Issuance of common stock in exchange for warrants ...      198,352             2            --            --             2
  Issuance of common stock in exchange for
       preferred stock ................................      238,989             2         2,185            --         2,187
  Distribution to stockholders (Note 3)................                                                   (944)         (944)
  Preferred stock dividends ...........................           --            --            --          (120)         (120)
                                                          ----------    ----------    ----------    ----------    ----------
Balance, December 31, 1997 ............................    9,891,881    $       99    $   27,543    $    9,205    $   36,847
                                                          ==========    ==========    ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                YEAR ENDED DECEMBER 31,

                                                                            1995          1996          1997
                                                                           ---------    ---------    ---------
Cash flows from operations:
  Net income ...........................................................   $   1,126    $   1,843    $   8,574
  Reconciliation of net income  to cash provided
   by (used in) operations --
    Depreciation and amortization ......................................         142          368        1,360
    Provision for credit losses ........................................         392          537        1,891
    Gain on sale of lease financing receivables ........................      (3,259)      (3,456)     (19,017)
    Funding of lease financing receivables .............................     (66,408)    (172,752)    (360,808)
    Principal payments received on lease financing receivables .........       3,167       13,977       13,366
    Proceeds from sales of lease financing receivables, net of
     trust certificates and marketable security retained................      28,623      159,354      432,240
    Proceeds from (repayments of) warehouse credit facilities,
     net of repayments (borrowings) ....................................      32,461       (3,134)     (85,103)
    Deferred income tax provision ......................................         144          792        3,923
    Changes in assets and liabilities, net of effects from acquisitions:
      Decrease (increase) in other assets ..............................          22         (612)         249
      Increase in accounts payable and accrued liabilities .............         736        2,227        1,715
      Increase in holdback reserve payable .............................       1,850        4,554        6,283
      Increase in income taxes payable .................................          --           --        1,176
                                                                           ---------    ---------    ---------
        Net cash provided by (used in) operations ......................      (1,004)       3,698        5,849
                                                                           ---------    ---------    ---------

Cash flows from investing activities:
  Additions to furniture and equipment .................................        (332)        (990)      (2,250)
  Cash used in acquisitions, net of cash acquired ......................          --          (69)      (4,535)
                                                                           ---------    ---------    ---------

        Net cash used in investing activities ..........................        (332)      (1,059)      (6,785)
                                                                           ---------    ---------    ---------

Cash flows from financing activities:
  Repayment of subordinated note payable ...............................          --           --       (9,000)
  Advances under subordinated revolving credit facility ................          --           --        5,000
  Proceeds from issuance of common stock and exercise of
    convertible warrants ...............................................          --          147       16,208
  Repurchase of common stock ...........................................          --         (360)          --
  Distributions to stockholders ........................................         (35)        (496)        (883)
                                                                           ---------    ---------    ---------
        Net cash provided by (used in) financing activities ............         (35)        (709)      11,325
                                                                           ---------    ---------    ---------

Net increase (decrease) in cash and cash equivalents ...................      (1,371)       1,930       10,389

Cash and cash equivalents at beginning of period .......................       2,317          946        2,876
                                                                           ---------    ---------    ---------

Cash and cash equivalents at end of period .............................   $     946    $   2,876    $  13,265
                                                                           =========    =========    =========

Supplemental disclosure of cash flow information:
     Income taxes paid .................................................   $     360    $      27    $      25
                                                                           =========    =========    ---------

     Interest paid .....................................................   $   2,749    $   4,818    $   4,897
                                                                           =========    =========    =========


   The accompanying notes are an integral part of these financial statements.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

1.    THE COMPANY


    Organization

         First Sierra Financial, Inc. ("First Sierra" or the "Company") is a specialized finance company that was formed in June 1994 to acquire and originate, sell and service equipment leases. The underlying leases financed by the Company relate to a wide range of equipment, including computers and peripherals, computer software, medical, dental and diagnostic, telecommunications, office, automotive servicing, hotel security, food services, tree service and industrial, as well as specialty vehicles. The equipment generally has a purchase price of less than $250,000 (with an average of approximately $19,000 from inception through December 31, 1997). The Company initially funds the acquisition or origination of its leases through its warehouse credit facilities and, upon achieving a sufficient portfolio size, sells such receivables in the public and private markets, principally through its securitization program.

         The Company acquires and originates leases primarily through its Private Label, Broker and Vendor programs. Under the Private Label program, the Company is provided protection from credit losses on defaulted leases through a first lien security interest in the underlying equipment, recourse to the source of the lease (the "Source"), holdback reserves withheld from amounts paid to the Source upon purchase of the lease, or a combination of the above. Leases acquired through the Broker and Vendor programs are originated through relationships with vendors, manufacturers, brokers and dealers of equipment. In addition, the Company has in the past generated, and may in the future generate, gain on sale income through the acquisition of lease portfolios and the subsequent sale of such portfolios at a premium.

         Since inception, the Company's underwriting, customer service and collection staff have been located in its Jupiter, Florida office. In order to consolidate its operations and maximize administrative efficiencies, the Company relocated its operations center from Jupiter, Florida to its headquarters in Houston, Texas in late 1997 and early 1998. The Company incurred approximately $97,000 of expenses in 1997 related to the relocation.


2.    SIGNIFICANT ACCOUNTING POLICIES


    Basis of Presentation

         The consolidated financial statements include the accounts of First Sierra and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and conform to practices within the equipment leasing industry. As discussed further in Note 13, the Company consummated mergers with Independent Capital Corporation ("ICC") and Integrated Lease Management, Inc. ("ILM") in the first quarter of 1998 which were accounted for as poolings of interests. Accordingly, the accompanying financial statements have been restated to include the financial position and results of operations of the merged companies for all periods presented. The separate results of First Sierra and each of the merged companies is set forth in the following table (in thousands):

                              YEAR ENDED DECEMBER 31,
                            ---------------------------
                              1995     1996      1997
                            -------- --------  --------
Revenues
  First Sierra                 6,651   11,364    34,457
  ICC                            917    2,431     3,484
  ILM                          1,550    2,415     3,182
                            -------- --------  --------
    Restated revenues          9,118   16,210    41,123

Net income (loss)
  First Sierra                   825    1,217     7,655
  ICC                            142      436       931
  ILM                            159      191       (12)
                            -------- --------  --------
    Restated net income        1,126    1,844     8,574

    Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

    Lease Financing Receivables

         The Company records the sum of the future minimum lease payments, unguaranteed residual value and initial direct costs as the gross investment in the lease. The difference between gross investment in the lease and the cost of the lease is defined as "unearned income." Unearned income and initial direct costs incurred in connection with the acquisition or origination of the lease are amortized over the related lease term using the interest method. Amortization of unearned income and initial direct costs is suspended if, in the opinion of management, full payment of the contractual amount due under the lease agreement is doubtful, typically upon a payment becoming 90 days past due, unless such payment is guaranteed pursuant to recourse or holdback provisions of the lease acquisition agreements.

         In conjunction with the acquisition and origination of leases, the Company may retain a residual interest in the underlying equipment upon termination of the lease. The value of such interests is estimated at inception of the lease and evaluated periodically for impairment.

    Gain on Sale of Lease Financing Receivables

         In June 1996, the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under SFAS No. 125, an entity will recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognize financial assets when control has been surrendered and derecognize liabilities when extinguished. Additionally, SFAS No. 125 requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on relative fair values at the date of transfer. SFAS No. 125 is effective for transactions occurring after December 31, 1996, and earlier or retroactive application is not permitted. If SFAS No. 125 were effective for fiscal 1996 transactions, the effect would have been to record a servicing asset in conjunction with transactions conducted through the Company's securitization program and to decrease the allocated cost attributable to the residual interest in securitized assets retained by the Company.

         Gain on sale of leases sold through securitization transactions is recorded as the difference between the proceeds received from the sale of senior and subordinated securities, net of related issuance expenses, and the cost basis of the leases allocated to the securities sold. The cost basis of the leases is allocated to the senior and subordinated securities, the Trust Certificate (as defined herein) and the servicing asset on a relative fair value basis on the date of sale. The fair value of the senior and subordinated securities which have been sold is based on the price at which such securities are sold through public issuances and private placement transactions, while the fair value of the Trust Certificate, the subordinated securities which have been retained and the servicing asset is based on the Company's estimate of its fair value using a discounted cash flow approach.

         Gain on portfolio sales of leases is calculated as the difference between the proceeds received, net of related selling expenses, and the carrying amount of the related leases adjusted for ongoing recourse obligations of the Company, if any. At December 31, 1997, the Company believes that it does not have any material recourse obligations related to receivables sold through portfolio sales.

    Marketable Security

     The Company considers rated subordinated securities retained in securitization transactions as trading securities under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and unrealized holding gains and losses are reflected currently in earnings. During the year

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES ended December 31, 1997, the Company recognized gains of $183,000 representing estimated appreciation in a subordinated security held.

    Exposure to Credit Losses

         Management evaluates the collectibility of leases acquired or originated based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. The Company provides an allowance for credit losses for leases which are considered impaired during the period from the funding of the leases through the date such leases are sold through the Company's securitization program. Estimated losses on leases that are considered impaired and have been sold through the Company's securitization program are taken into consideration in the valuation of the Company's investment in the Trust Certificates retained in the securitization transactions.

         The following table sets forth certain information as of December 31, 1996 and 1997, with respect to leases, which were held by the Company in its portfolio or serviced by the Company pursuant to its securitization program (dollars in thousands):

                                                  1996                                      1997 (1)
                                 ----------------------------------------    -----------------------------------------
                                    PRIVATE       BROKER/                      PRIVATE         BROKER/
                                     LABEL        VENDOR          TOTAL         LABEL          VENDOR          TOTAL
                                 -----------    ----------    -----------    -----------    -----------    -----------
Gross leases outstanding .....   $   244,049    $   13,185    $   257,234    $   422,290    $   189,068    $   611,358
31 - 60 days past due ........          2.46%         1.25%          2.40%          1.86%          1.90%          1.87%
61 - 90 days past due ........          0.81%         0.21%          0.78%          0.60%          0.50%          0.57%
Over 90 days past due ........          0.35%         0.00%          0.33%          0.38%          0.36%          0.37%
                                 -----------    ----------    -----------    -----------    -----------    -----------
     Total past due ..........          3.62%         1.46%          3.51%          2.84%          2.76%          2.81%

----------------
(1) The Broker/Vendor amounts as of December 31, 1997 include, and the Private Label amounts as of December 31, 1997 exclude, approximately $14.9 million of leases that were purchased by the Company pursuant to its Private Label program from Lease Pro and Heritage. Such companies were formerly Private Label Sources until their acquisition by the Company in February 1997 and May 1997, respectively.

         In assessing the Company's exposure to credit losses, management generally segregates the leases acquired under its Private Label program from those acquired or originated under its Broker and Vendor programs due to the differing levels of credit protection available to the Company under the various lease funding programs. The following table sets forth the Company's allowance for credit losses for its Private Label program and its Broker and Vendor programs for the years ended December 31, 1996 and 1997 (in thousands):


                                                      PRIVATE     BROKER/
                                                       LABEL      VENDOR (1)     TOTAL
                                                      -------     ----------    -------
Balance at December 31, 1995 ....................     $   420      $    --      $   420
Provision for credit losses .....................         326          211          537
Charge-offs, net of recoveries ..................         (25)          --          (25)
Reduction of allowance for leases sold (2) ......        (407)          --         (407)
                                                      -------      -------      -------
Balance at December 31, 1996 ....................         314          211          525
Provision for credit losses .....................         236        1,655        1,891
Reduction of allowance for leases sold (2) ......        (415)      (1,968)      (2,383)
Charge-offs, net of recoveries on leases acquired
   or originated by the Company .................         (99)         (73)        (172)
Additional allowance related to leases acquired
   through business combinations ................          --          841          841
Charge-offs, net of recoveries on leases acquired
   through business combinations ................          --        (293)        (293)
                                                      -------      -------      -------
Balance at December 31, 1997 ....................     $    36      $   373      $   409
                                                      =======      =======      =======

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

----------------
(1)   The Company established its Broker and Vendor programs in July 1996.
(2) In conjunction with the sales of leases, the Company reduces the allowance for credit losses for any provision previously recorded for such leases. Any losses expected to be incurred on leases sold, as previously evidenced by the allowance for credit losses, are taken into consideration in determining the fair value of any Trust Certificates retained and recourse obligations accrued, if any.

         Under the Private Label program, the Company seeks to minimize its losses through a first lien security interest in the equipment funded, recourse to the Private Label source, holdback reserves withheld from the Private Label Source upon purchase of the lease, or a combination of the above. The recourse provisions generally require the Private Label Source to repurchase a receivable when it becomes 90 days past due. The recourse commitment generally ranges from 10% to 20% of the aggregate purchase price of all leases acquired from the Private Label Source. Holdback reserves withheld from the purchase price generally range from 1% to 10% of the aggregate purchase price of the leases acquired from the Private Label Source. In determining whether a lease acquired pursuant to the Private Label program which is considered impaired will result in a loss to the Company, management takes into consideration the ability of the Private Label Source to honor its recourse commitments and the holdback reserves withheld from the Private Label Source upon purchase of the lease, as well as the credit quality of the underlying lessee and the related equipment value. At December 31, 1996 and 1997, the Company had holdback reserves of $6.5 million and $11.3 million, respectively, relating to leases, acquired pursuant to the Private Label program. Such amounts have been classified as liabilities in the accompanying financial statements.

         The following table sets forth certain aggregate information regarding the level of credit protection afforded the Company pursuant to the recourse and holdback provisions of the Private Label program as of December 31, 1996 and 1997 (dollars in thousands):

                                                                   1996          1997
                                                                 --------      --------

Leases outstanding under the Private Label program (1) .....     $202,523      $331,219
                                                                 ========      ========

Recourse to Sources available ..............................     $ 19,480      $ 33,351
Holdback reserves outstanding ..............................        6,523        11,334
                                                                 --------      --------
Total recourse and holdback reserves available .............     $ 26,003      $ 44,685
                                                                 ========      ========
Ratio of recourse and holdback reserves outstanding to total
  Leases outstanding under the Private Label program(2) ....        12.84%        13.49%
                                                                 ========      ========

----------------
(1) Represents net principal balance of leases held by the Company in its portfolio as well as leases serviced by the Company pursuant to its securitization program.
(2) The specific level of credit protection varies for each Private Label Source. Specific levels of credit protection by Source are considered by management in determining the allowance for credit losses.

         The following table sets forth the experience of the Company with respect to leases acquired pursuant to the Private Label program for the year's ended December 31, 1995, 1996 and 1997 (dollars in thousands):

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                                                                             YEAR ENDED DECEMBER 31,
                                                                     ------------------------------------
                                                                       1995          1996          1997
                                                                     --------      --------      --------
Average balance of leases acquired pursuant to the Private
  Label program outstanding during the period(1) ...............     $ 30,561      $124,592      $260,011
                                                                     ========      ========      ========
Total amount of leases triggering action under recourse
  and holdback provisions during the period ....................     $    266      $  1,855      $  5,021
                                                                     --------      --------      --------
Amounts recovered under recourse provisions ....................          238         1,694         4,535
Amounts recovered pursuant to holdback reserves ................           28           136           264
                                                                     --------      --------      --------
Total amounts recovered ........................................          266         1,830         4,799
                                                                     --------      --------      --------
Net loss experienced on leases acquired pursuant to the
  Private Label program ........................................     $     --      $     25      $    222
                                                                     ========      ========      ========
Net default ratio ..............................................         0.00%         0.02%         0.09%
                                                                     ========      ========      ========

----------------
(1) Represents net principal balance of leases held by the Company in its portfolio as well as leases serviced by the Company pursuant to its securitization program.

         Management analyzes the collectibility of leases acquired or originated pursuant to its Broker and Vendor programs based on its underwriting criteria, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. While the Company owns the underlying equipment, it does not have any recourse or holdback reserves with respect to any leases acquired or originated pursuant to its Broker and Vendor programs. The Company did not incur any losses with respect to leases acquired or originated pursuant to the Broker and Vendor programs from the time such programs were established in July 1996 through December 31, 1996. The following table sets forth the Company's experience with respect to leases acquired or originated pursuant to the Broker and Vendor programs for the year ended December 31, 1997 (dollars in thousands):


Average balance of leases acquired pursuant to the Broker and
   Vendor programs outstanding during the period (1) (2) ...........     $61,954
                                                                         =======
Net losses experienced on leases acquired pursuant to the Broker
   and Vendor programs  (1) ........................................     $   362
                                                                         =======

                                                                            0.58%
Net default ratio ..................................................     =======

----------------
(1) Excludes lease receivables and losses on lease receivables acquired through business combinations.
(2) Represents net principal balance of leases held by the Company in its portfolio as well as leases serviced by the Company pursuant to its securitization program.

    The Company may also acquire leases in conjunction with the acquisition of other leasing companies. For acquisitions accounted for as purchases, management initially records lease receivables at their estimated fair value at date of acquisition. In determining such amount, management performs certain due diligence procedures on the underwriting, collections and servicing functions of the acquired company as well as evaluates the estimated realizability of the portfolio of leases itself. During the year ended December 31, 1997, the Company acquired approximately $44.6 million of leases through purchase business combinations. Such leases may be retained by the Company, sold through its securitization program or sold through portfolio sales. In conjunction with such sales, management takes into consideration estimated losses to be incurred on these leases in determining the estimated fair value of Trust Certificates retained in the securitization transactions or recourse obligations assumed in portfolio sales, if any. As of December 31, 1997, approximately $11.6 million of leases acquired through business combinations remained on the Company's balance sheet. An allowance of $310,000 was outstanding at December 31, 1997 related to such leases which management believes to be adequate to cover losses expected to be incurred on leases which were impaired as of such date.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

         The Company's allowance for credit losses and its valuation of the Trust Certificates retained in its securitization transactions are based on estimates and qualitative evaluations, and ultimate losses will vary from current estimates. These estimates are reviewed periodically and as adjustments, either positive or negative, become necessary, they are reported in earnings in the period in which they become known.

    Income Taxes

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period in which the change is enacted.

    Goodwill and Other Intangible Assets

         Goodwill represents the excess of the cost over the fair value of identifiable net assets of businesses acquired and is amortized on a straight line basis over 20 years. The Company periodically assesses the recoverability of goodwill by evaluating whether the future cash flows expected to be generated from the businesses acquired are greater than the carrying amount of the related goodwill. If such future cash flows are not expected to exceed the carrying amount of the related goodwill, an impairment is deemed to have occurred and a write down would be recorded currently in earnings. At December 31, 1997, no impairment was deemed to have occurred. Other intangible assets consist of amounts paid for noncompete agreements, which are amortized on a straight line basis over the term of the agreement. At December 31, 1997, accumulated amortization related to amounts recorded for goodwill and amounts paid pursuant to noncompete agreements was approximately $825,000.

    Furniture and Equipment

         Furniture and equipment are carried at cost, less accumulated depreciation. Such assets are depreciated using accelerated and straight line methods over the estimated useful lives of the respective assets.

    Cash and Cash Equivalents

         The Company considers all significant investments, which mature within three months of the date of purchase to be cash equivalents.

    Interest Rate Management Activities

         Leases acquired and originated by the Company require payments to be made by the lessee at fixed rates for specified terms. The rates charged by the Company are based on interest rates prevailing in the market at the time of lease approval. The Company generally obtains funding for lease acquisitions and originations through borrowings from its warehouse credit facilities or sales to its securitized warehouse facilities. Because the warehouse credit facilities bear interest at floating rates, the Company is exposed to risk of loss from adverse interest rate movements during the period from the date of borrowing through the date the underlying leases are securitized or otherwise sold. The Company seeks to minimize its exposure to adverse interest rate movements during this period through entering into amortizing interest rates swap transactions under which the notional amount of the contract changes monthly to match the

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES anticipated amortization of the underlying leases. Settlements with counterparties are accrued at period-end and either increase or decrease interest expense reported in the statement of operations.

         Additionally, because the senior certificates issued by the securitized warehouse facilities bear interest at floating rates, the Company is exposed to risk of loss on its investment in the residual interests retained in such facilities. The terms of the securitized warehouse facilities require the trust to enter into amortizing swap transactions with notional principal amounts of at least 90% of the aggregate principal amount of the senior certificates issued by the trust. Settlements with counter-parties are the responsibility of the trust however, such payments directly affect the estimated valuation of the residual interest retained by the Company in the trust. Accordingly, management takes into consideration the nature and amount of any amortizing interest rate swap agreements entered into by the trust in determining the estimated fair value of residual interests retained in the trust upon the initial sale of leases to the securitized warehouse facilities and in evaluating the realizability of the retained residual interests on an ongoing basis.

    Earnings Per Share

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share". SFAS No. 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company adopted SFAS No. 128 in the fourth quarter of fiscal 1997 and prior periods have been restated to reflect the provisions of the new standard.

         Following is a reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share for the years ended December 31, 1995, 1996 and 1997 (dollars in thousands, except per share amounts):

                                                          1995           1996           1997
                                                       ----------     ----------     ----------
Earnings per common share, basic
 Net income ......................................     $    1,126     $    1,844     $    8,574
 Preferred stock dividends .......................             --             60            120
                                                       ----------     ----------     ----------
 Net income available to common stockholders .....     $    1,126     $    1,784     $    8,454
                                                       ==========     ==========     ==========
 Weighted average shares outstanding .............      6,056,449      6,136,516      8,248,002
                                                       ==========     ==========     ==========
 Earnings per common share, basic ................     $     0.19     $     0.29     $     1.02
                                                       ==========     ==========     ==========

Earnings per common share, diluted
 Net income ......................................     $    1,126     $    1,844     $    8,574
                                                       ==========     ==========     ==========
 Weighted average shares outstanding .............      6,056,449      6,136,516      8,248,002
 Dilutive securities -
  Options ........................................        760,520        243,558        249,943
  Warrants .......................................         77,902        198,307         78,452
  Redeemable preferred stock .....................             --        165,333        429,418
                                                       ----------     ----------     ----------
 Weighted average shares outstanding, diluted ....      6,894,871      6,743,714      9,005,815
                                                       ==========     ==========     ==========
 Earnings per common share, diluted ..............     $     0.16     $     0.27     $     0.95
                                                       ==========     ==========     ==========


    Stock Compensation Plan

         The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock Based Compensation," in October 1995. SFAS No. 123 encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES stock options granted. The Company has elected, as permitted under SFAS No. 123, to continue to follow the intrinsic value based method of accounting for stock options consistent with Accounting Principles Board Opinion No. 25 (APB 25) and to provide the pro forma net income and pro forma earnings per share disclosures as if the fair value based method defined in SFAS No. 123 had been applied (see
Note 10). Under the intrinsic method, compensation expense is recorded on the date of grant only if the market price of the underlying stock at such date exceeded the exercise price.

    Recent Accounting Pronouncement

         In June 1997, Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Management is evaluating the effect of the adoption of this standard on the disclosures presented in the consolidated financial statements. The adoption of this standard will not however, have any impact on the Company's financial position or results of operations.

    Reclassifications

         Certain reclassifications have been made to conform with the current period presentation.

3.    ACQUISITIONS

         During the years ended December 31, 1996 and 1997, the Company completed a total of ten acquisitions. Each of these have been accounted for using the purchase method of accounting. Under the purchase method of accounting, the results of acquired businesses are included in the Company's results from their respective acquisition dates. The allocations of the purchase price to the fair market value of the net assets acquired is based on preliminary estimates of fair market value and may be revised when additional information concerning asset and liability valuations is obtained. The aggregate consideration for the two acquisitions completed in 1996 consisted of the payment of approximately $500,000 in cash and the issuance of 100,409 shares of preferred stock of the Company, initially valued at approximately $3.9 million. The aggregate consideration for the eight acquisitions completed in 1997 consisted of the payment of approximately $4.5 million in cash, net of cash acquired, the issuance of a subordinated note payable in the amount of $1.0 million and the issuance of 871,781 shares of common stock of the Company valued at approximately $8.4 million. Following is a brief description of each acquisition consummated in 1996 and 1997:

         On July 11, 1996, the Company acquired certain assets and liabilities of General Interlease Corporation ("GIC"), including its key personnel. GIC is located in Ft. Lauderdale, Florida and primarily focuses on the small ticket broker and vendor markets in the southeastern region of the United States. By virtue of the GIC acquisition, the Company was able to enter the lease broker market and gained a geographic presence in the Florida vendor market, the fourth largest vendor market in the United States based on a study by the Foundation for Leasing Education. In addition, the Company gained a presence in several national vendor markets, including hotel security, food services, industrial and automotive servicing equipment.

         On October 31, 1996, the Company acquired the outstanding capital stock of Corporate Capital Leasing Group, Inc. ("CCL"). CCL is located in West Chester, Pennsylvania and focuses primarily on the broker market in the Mid-Atlantic region of the United States. By virtue of the CCL acquisition, the

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

Company gained a geographic presence in the mid-Atlantic broker market, as well as a presence in the national market for vendors of arbor (tree service) equipment.

         On February 4, 1997, the Company acquired certain assets and liabilities of Lease Pro, Inc. ("Lease Pro"). Lease Pro is located in Atlanta, Georgia and has a significant presence in the national market for veterinary equipment financing. Since October 1986, Lease Pro has generated over 5,000 veterinarian leases.

         On May 20, 1997, the Company acquired the outstanding capital stock of Heritage Credit Services, Inc. ("Heritage"). Heritage is located near Sacramento, California and maintains sales offices in Bellevue, Washington; Miami, Florida; Los Angeles, California; and Prescott, Arizona. Heritage is primarily involved in the broker market on the U. S. west coast and has a significant vendor base in California (see Note 6).

          On May 30, 1997, the Company acquired certain assets and liabilities of Universal Fleet Leasing, Inc. ("UFL"). UFL is located in Houston, Texas and focuses primarily on the small ticket vendor market in the southwestern region of the United States.

         On June 30, 1997, the Company acquired certain assets and liabilities of Public Funding Corporation ("Public Funding"). Public Funding is located in Chicago, Illinois. Public Funding specializes in leasing equipment to municipal and other governmental entities.

         Effective as of September 2, 1997, the Company acquired the outstanding capital stock of Northcoast Capital Leasing Company ("Northcoast"). Northcoast is located in Cleveland, Ohio and focuses primarily on the tree service and construction equipment markets in the midwest region of the United States.

         On September 12, 1997, the Company acquired the outstanding capital stock of Financial Management Services, Inc., which does business under the name Cascade. Cascade is located near Seattle, Washington and focuses primarily on the agricultural equipment market in the northwest region of the United States.

         On November 6, 1997, the Company acquired the outstanding capital stock of Heritage Credit Services of Oregon, Inc. ("Heritage Credit"). Heritage Credit is located in Portland, Oregon and focuses primarily on the small ticket vendor market in the northwestern region of the United States.

         On November 26, 1997, the Company acquired the outstanding capital stock of All American Financial Services, Inc. ("All American"). All American is located in Conyers, Georgia and focuses primarily on leasing to the retail petroleum and convenience store industries.


         The following table reflects, on an unaudited pro forma basis, the combined operations of the Company and the significant businesses acquired during the years ended December 31, 1996 and 1997 as if the acquisitions had taken place at the beginning of 1996 and 1997. Appropriate pro forma adjustments have been made to reflect the cost basis used in recording these acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combinations been in effect on the dates referred to above, that have resulted since the dates of the acquisitions or that may result in the future (in thousands, except per share amounts):

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

                                              1996         1997
                                             -------     -------
Revenues ...............................     $29,667     $45,022
Net income before income taxes .........       3,394      11,552
Net income .............................       2,212       7,286
Earnings per common share, basic .......        0.32        0.85
Earnings per common share, diluted .....        0.29        0.79



4.    LEASE FINANCING RECEIVABLES

         The Company's lease financing receivable balance at December 31, 1996 and 1997, consists of the following (in thousands):


                                                1996          1997
                                              --------      --------
Minimum lease payments ..................     $ 75,945      $ 28,748
Estimated unguaranteed residual value ...        1,179         2,242
Initial direct costs ....................          895           131
Unearned income .........................      (16,089)       (5,943)
Allowance for credit losses .............         (525)         (409)
                                              --------      --------
  Lease financing receivables, net ......     $ 61,405      $ 24,769
                                              ========      ========

         Future scheduled minimum payments on the Company's lease portfolio as of December 31, 1997, are as follows (in thousands):


1998....................................................      $  9,715
1999....................................................         7,940
2000....................................................         5,358
2001....................................................         3,359
2002....................................................         1,654
Thereafter..............................................           722
                                                              --------
          Total minimum payments........................      $ 28,748
                                                              ========


         At December 31, 1997, the weighted average remaining life of leases in the Company's lease portfolio is 35 months and the weighted average implicit rate of interest is 14.35%. While contractual payments on the leases extend through 2005, management believes that substantially all currently outstanding leases will be sold within the next year through the Company's securitization program.

         In December 1997, the Company sold a group of lease receivables with an aggregate principal balance of $7.6 million, net of unearned income, initial direct costs and allowance for credit losses, to a third party.
The Company recognized a gain of $0.9 million upon such sale.

         In December 1994, the Company purchased a portfolio of leases for $25.4 million. In February 1995, after receiving $2.4 million of collections, the Company sold the majority of the leases in such portfolio for total consideration of $27.7 million. The Company recorded a pretax gain on sale of portfolio leases of $3.3 million in connection with such sale, net of related closing expenses.


5.    SECURITIZATION PROGRAM

         The Company generally sells the leases it acquires or originates through securitization transactions and other structured finance techniques. In a securitization transaction, the Company sells and transfers a pool of leases to a wholly-owned, bankruptcy remote, special purpose subsidiary. This subsidiary in turn

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES simultaneously sells and transfers its interest in the leases to a trust which issues beneficial interests in the leases in the form of senior and subordinated securities. The Company generally retains the right to receive any excess cash flows of the trust (the "Trust Certificate"). The Company also retains the right to service leases sold through its securitization program and receives a fee for doing so. In conjunction with the sale of leases through securitization transactions, the Company records a servicing asset representing the excess of the estimated revenues to be received over the estimated costs to be incurred. During the year ended December 31, 1997, the Company recorded servicing assets of $840,000 in conjunction with the sale of leases through securitization transactions. Of such amount, the Company amortized $50,000 during 1997.

         Trust Certificates are initially recorded based upon the relative fair value approach discussed in Note 2. The Company's investment in Trust Certificates is amortized over the estimated lives of the underlying leases using the interest method. During the years ended December 31, 1996 and 1997, the Company recognized $.4 million and $1.4 million of interest income related to its investment in Trust Certificates. The cash flows allocable to the Trust Certificate are calculated as the difference between (a) cash flows received from the leases and (b) the sum, as applicable, of (i) interest and principal payable to the holders of the senior and subordinated securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) service fees, and (v) backup service fees. The Company's right to receive this excess cash flow is subject to certain conditions specified in the related trust documents designed to provide additional credit enhancement to holders of the senior and subordinated securities. The Company estimates the expected levels of cash flows to the Trust Certificate taking into consideration estimated defaults, recoveries and other factors which may affect the cash flows to the holder of the Trust Certificate. For purposes of calculating the estimated fair value of the Trust Certificates as of the date of sale of the leases to the Trusts, and on an ongoing basis, management has used a discount rate of 11%. Management has also used a range of expected losses arising from defaults, net of recoveries, of 0.00% to 2.00% per annum depending on the level of recourse available, if any, from the Sources, and the program under which the lease was acquired or originated. Other factors, such as prepayments, do not have a significant impact on the gain on sale calculation due to the non-cancellable and full-payout nature of the underlying leases. The cash flows ultimately available to the Trust Certificate are largely dependent upon the actual default rates and recoveries experienced on the leases held by the Trust. Increases in default rates above, or reduction in recoveries below, the Company's estimates could reduce the cash flows available to the Trust Certificate. To the extent events occur which cause actual Trust Certificate cash flows to be materially below those originally estimated, the Company would be required to reduce the carrying amount of its Trust Certificates and record a charge to earnings. Such charge would be recorded in the period in which the event occurred or became known to management.

    Securitized Warehouse Facilities

          The Company has entered into three securitized warehouse facilities. In March 1997, the Company entered into a facility with Prudential Securities Credit Corporation ("Prudential") (the "Prudential Securitized Warehouse Facility") and in June 1997, the Company entered into two separate securitized warehouse facilities with First Union National Bank of North Carolina ("First Union") (the "First Union Securitized Warehouse Facilities" and together with the Prudential Securitized Warehouse Facility, the "Securitized Warehouse Facilities".) The structure of each facility is essentially the same. The facilities allow the Company on an ongoing basis to transfer and sell lease receivables to a wholly-owned, bankruptcy remote special purpose subsidiary, which will sell such receivables to one or more trusts. Each trust is structured such that it will issue two classes of certificates of beneficial ownership, a senior certificate, and a Trust Certificate which will be owned by the Company's subsidiary. The combined limit of all senior certificates issued by the trusts pursuant to the First Union Securitized Warehouse Facilities was $105 million as of December 31, 1997, however the Company revised the agreements with First Union subsequent to December 31, 1997, to increase the total amount available under such facilities to $200 million. The limit related to the Prudential Securitized Warehouse facility was $150 million as of

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

December 31, 1997. Transfers and sales of lease receivables pursuant to the facilities are accounted for as sales under generally accepted accounting principles and the related gains on sales are recognized on the date of such transfers. The senior certificates issued pursuant to the First Union Securitized Warehouse Facilities earn a stated return of either 30-day LIBOR plus 0.74% or the Commercial Paper index rate plus 0.74% while the senior certificates issued by the Prudential Securitized Warehouse Facility earn a stated rate of return of the 30-day LIBOR plus 0.75%. As of December 31, 1997, the senior certificate-holders' investments in the senior certificates issued by the Securitized Warehouse Facilities was $151 million. Unless extended, the First Union Securitized Warehouse Facilities provide for sales to the facilities through June 25, 1998, while the Prudential Securitized Warehouse Facility provides for sales to such facility through October 30, 1998. Management believes that it will be able to either extend these facilities or enter into alternate facilities with terms at least as favorable as those under its existing agreements.

         During the year ended December 31, 1997, the Company transferred and sold leases with an aggregate principal balance of $321.1 million, net of unearned income, initial direct costs and allowance for credit losses, to the Securitized Warehouse Facilities. Senior certificates with an aggregate principal balance of $313.2 million were issued by the trusts, while Trust Certificates were retained by the Company. The Company recognized a gain of $14.5 million upon transfer and sale of the leases to the trusts.

Public Securitization Transactions

         In September 1997, substantially all lease receivables held in the Securitized Warehouse Facilities at such time were transferred to the First Sierra Equipment Contract Trust 1997-1 in conjunction with a public securitization transaction. In connection with this transaction, the senior certificate-holders were repaid amounts then outstanding under the senior certificates and the Company exchanged its Trust Certificates in the Securitized Warehouse Facilities and sold additional lease receivables with an aggregate principal balance of $54.4 million, net of unearned income to the trust. Gains of $2.5 million were recognized by the Company in connection with the sale of the leases and the exchange of the Trust Certificates.

         During the year ended December 31, 1996, leases with an aggregate principal balance of $152.0 million, net of unearned income, were sold through two public securitization transactions. Senior and subordinated certificates with an aggregate principal balance of $148.0 million were sold in such transactions, while the Trust Certificates were retained by the Company. Gains of $2.8 million were recognized upon sale of the senior and subordinated securities.

         The terms of the securitization transactions closed in 1996 provided for a revolving period during which additional leases are sold to the securitization trusts in amounts sufficient to maintain the collateral value, as calculated pursuant to the trust agreements, at levels consistent with such balance as of closing. Such additional leases are sold at prices equivalent to the present value of the scheduled monthly payments of the additional leases contributed, discounted at specified rates set forth in the Pooling and Servicing Agreement for the related transaction. During the years ended December 31, 1996 and 1997, the Company sold leases with an aggregate principal balance of $14.7 million and $20.2 million, respectively, net of unearned income, capitalized initial direct costs and allowance for credit losses, pursuant to the revolving period provisions. The Company recognized gains of $.6 million and $1.2 million in conjunction with such sales, respectively.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

6.    DEBT

         Debt consisted of the following as of December 31, 1996 and 1997 (in thousands):

                                                        1996         1997
                                                       -------     -------
Warehouse credit facilities
  Feather River State Bank .......................     $    --     $12,468
  Prudential Securities Credit Corporation .......      40,142          --
  First Union National Bank of North Carolina ....      12,238          --
  Other ..........................................         440         602
                                                       -------     -------
Total warehouse credit facilities ................      52,820      13,070
Subordinated notes payable .......................       9,000       6,000
                                                       -------     -------
                                                       $61,820     $19,070
                                                       =======     =======


    Warehouse Credit Facilities

         In addition to its Securitized Warehouse Facilities (as described above), the Company also uses warehouse credit facilities to fund the acquisition and origination of leases. Funds borrowed through warehouse credit facilities are repaid when the Company sells the lease receivables pledged thereunder to either its Securitized Warehouse Facilities or through public securitization transactions.

         On September 30, 1997, the Company entered into a warehouse credit facility with Prudential (the "Prudential Warehouse Facility") which provides for advances of $50 million. The Prudential Warehouse Facility bears interest at a floating rate equal to the 30-day LIBOR plus .75% and matures on October 30, 1998. The Company is required to maintain certain minimum financial ratios pursuant to the terms of the Prudential Warehouse Facility. As of December 31, 1997, the Company was in compliance with these requirements. There were no amounts outstanding under the Prudential Warehouse Facility as of December 31, 1997.

         On June 1, 1997, the Company entered into a warehouse credit facility with Dresdner Bank AG, New York Branch and ContiFinancial Corporation (the "Dresdner Warehouse Facility") that provided the Company with up to $50.0 million of warehouse funding. The Company borrowed $48.2 million under the Dresdner Warehouse Facility. All amounts outstanding under the Dresdner Warehouse Facility were repaid with funds received from the public securitization transaction completed by the Company on September 10, 1997 and the facility terminated on that date.

         In conjunction with the acquisition of Heritage, the Company assumed approximately $32 million of debt outstanding under notes payable and warehouse credit facilities which had been used by Heritage to finance its purchase of leases. At December 31, 1997, approximately $12.6 million remained outstanding under such notes and warehouse credit facilities with interest rates ranging from 8.25% to 12.50%. The Company repaid $10.3 million of such notes and warehouse credit facilities in January 1998 with proceeds from sales of lease receivables.

    Subordinated Notes Payable

         In May 1997, the Company used a portion of the proceeds of the Offering (see Note 10) to repay a $9 million subordinated note with a stockholder. On May 20, 1997, the Company entered into a new $5 million subordinated revolving credit facility with such stockholder, with the commitment level decreasing $1 million per year. Advances under this facility bear interest at 11.00% per annum. At December 31, 1997, advances of $5 million were outstanding under this facility.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

         In conjunction with the acquisition of Heritage, the Company issued a $1 million subordinated note payable to the former owner of Heritage who is currently an officer of the Company. Such note bears interest at 9.00% per annum, with interest payable semi-annually and principal due in May 2002. At December 31, 1997, $1 million was outstanding under this note.

    Interest Rate Swap Agreements

    The Company was required pursuant to the terms of a warehouse facility with First Union to enter into interest rate swap agreements in amounts equal to at least 60% of the amount of borrowings outstanding under such facility. At December 31, 1996, the Company had entered into amortizing swap agreements with notional amounts of $33.9 million. These agreements effectively modified amounts outstanding under the LIBOR based revolving lines to fixed rate debt at rates ranging from 5.83% to 6.29% at December 31, 1996. The counterparties to the Company's swap agreements at December 31, 1996 were Prudential Global Funding, Inc., an affiliate of Prudential Securities Credit Corporation, and First Union National Bank of North Carolina.

    At December 31, 1997, the Company had entered into interest rate swap agreements with aggregate notional amounts of $9.8 million. These agreements effectively modified a comparable amount outstanding under floating rate debt facilities to fixed rate debt at a rate of 6.135%. The counterparty to these agreements was Prudential Global Funding, Inc. The Company was not required to enter into any interest rate swap agreements pursuant to the terms of its warehouse credit facilities at December 31, 1997.

7.    FURNITURE AND EQUIPMENT

         The following is a summary of furniture and equipment as of December 31, 1996 and 1997 (in thousands):

                                                                  ESTIMATED
                                                                    USEFUL
                                           1996         1997         LIFE
                                         -------      -------     ----------
Furniture and fixtures .............     $   590      $ 1,306      7   years
Computer and office equipment ......       1,131        3,167      3-5 Years
Leasehold improvements and other ...          57           88      3   years
                                         -------      -------
                                           1,778        4,561
Accumulated depreciation ...........        (465)      (1,026)
                                         -------      -------
                                         $ 1,313      $ 3,535
                                         =======      =======

8.    INCOME TAXES

         The temporary differences, which give rise to net deferred tax assets and liabilities are as follows at December 31, 1996 and 1997, respectively (in thousands):

                                                                   1996        1997
                                                                 -------     -------
Accruals and reserves not yet deductible ...................     $   111     $ 2,646
Depreciation and amortization ..............................          (6)       (414)
Cash to accrual adjustment .................................        (604)        220
Net operating loss carryforward ............................          59          --
Securitization transactions ................................      (1,074)     (5,812)
Other ......................................................         148        (134)
                                                                 -------     -------
     Total deferred income tax assets (liabilities) ........     $(1,366)    $(3,494)
                                                                 =======     =======

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

       The provision for income taxes for the years ended December 31, 1995, 1996 and 1997 were as follows (in thousands):

                                   1995       1996       1997
                                  ------     ------     ------
Current --
  Federal ...................     $  376     $  107     $1,074
  State .....................         50         33        134
                                  ------     ------     ------
                                  $  426     $  140     $1,208
                                  ======     ======     ======
Deferred --
  Federal ...................     $  111     $  722     $3,581
  State .....................         33         70        342
                                  ------     ------     ------
                                  $  144     $  792     $3,923
                                  ======     ======     ======
          Total provision ...     $  570     $  932     $5,131
                                  ======     ======     ======


         Deferred income tax expense results principally from the use of different capital recovery and revenue and expense recognition methods for tax and financial accounting purposes. The sources of these temporary differences and related tax effects were as follows (in thousands):

                                                        1995         1996         1997
                                                      -------      -------      -------
Securitization transactions .....................     $    --      $   993      $ 3,830
Accruals not deductible until paid ..............         (12)         111         (615)
Depreciation and amortization ...................          --           --          437
Cash to accrual adjustment ......................          12          (56)         110
Net operating loss carryforward .................         144          (59)         131
Other ...........................................          --         (197)          30
                                                      -------      -------      -------
      Total deferred provision (benefits) .......     $   144      $   792      $ 3,923
                                                      =======      =======      =======

         The following is a reconciliation between the effective income tax rate and the applicable statutory federal income tax rate for the years ended December 31, 1995, 1996 and 1997:

                                                                     1995       1996       1997
                                                                     ----       ----       ----
Federal statutory rate .........................................     34.0%      34.0%      34.0%
State income taxes, net of federal benefit .....................      3.2        3.2        3.2
Earnings of subsidiary not subject to federal income tax (1) ...     (2.8)      (5.5)      (2.4)
Change in valuation allowance ..................................     (3.2%)       --         --
Non-deductible expenses and other ..............................      2.4        1.9        2.6
                                                                     ----       ----       ----
  Effective income tax rate ....................................     33.6%      33.6%      37.4%
                                                                     ====       ====       ====

-------------------

(1) The Company acquired one company in March 1998 which has been accounted for as a pooling of interest which is not subject to federal income taxes. As discussed in Note 2, these financial statements have been restated to reflect the results of operations of the merged companies.

      The Company acquired one company in March 1998 which has been accounted for as a pooling of interest which is not subject to federal income taxes. As discussed in Note 2, these financial statements have been restated to reflect the results of operations of the merged companies.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

9.    REDEEMABLE PREFERRED STOCK

         As of December 31, 1997, the Company was authorized to issue 1,000,000 shares of preferred stock. The number of shares to be issued, classes designated, voting rights, dividend rates, liquidation and other rights, preferences and limitations may be set by the Company's Board of Directors without stockholder approval.

         At December 31, 1997, 56,718 shares of Series A Preferred Stock (the "Series A Preferred Stock") were issued and outstanding. Each share of the Series A Preferred Stock is convertible at the holder's option at any time into
5.47 shares of the Company's common stock. Holders of the Series A Preferred Stock are entitled to an annual, non-cumulative dividend of $1.86 per share. Each outstanding share of Series A Preferred Stock entitles the holder thereof to 5.47 votes on any matter submitted to a vote of the stockholders. If not previously converted, the Company is required to redeem all outstanding Series A Preferred Stock on December 31, 2001, at a redemption price of $46.54607 per share.

         During 1996, 43,691 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock") were issued. The Series B Preferred Stock was subject to an escrow agreement which provided that 21,845 shares would be released if the CCL division of the Company met or exceeded certain targeted income amounts set forth in the escrow agreement. In connection with a restructuring of the Company's operational divisions during 1997, the shares previously held under escrow were released and the Company recorded an adjustment to the purchase price of CCL of $937,000 in 1997. In December 1997, all outstanding shares of the Series B Preferred Stock were converted into 238,989 shares of Common Stock and a cumulative dividend of $29,000 was paid to the holder of such stock.

         Concurrent with the issuance of the Series A Preferred Stock and the Series B Preferred Stock, irrevocable standby letters of credit, issued by a financial institution and guaranteed by an affiliate of the Company, were given to the holders of the preferred stock and could be drawn upon if certain events occur, including the failure of the Company to pay dividends when due, the failure of the Company to redeem the shares on the designated mandatory redemption date or the occurrence of a liquidation, dissolution or winding up of the Company. As of December 31, 1997, all letters of credit have been returned to the financial institution and cancelled.

         The Company may issue one or more series of preferred stock in the future in conjunction with its acquisition strategy or otherwise. Any such issuances may adversely affect, among other things, the voting power of holders of the Company's common stock and the then outstanding preferred stock. The Series A Preferred Stock has been reflected as Redeemable Preferred Stock in the accompanying financial statements.


10.   STOCKHOLDERS' EQUITY

    Common Stock

         In February 1997, the Company increased the authorized shares of common stock of the Company to 25 million shares. On February 27, 1997, the Board of Directors of the Company approved a stock split whereby 5.47 shares of common stock were issued for each outstanding share of common stock. All share and per share amounts included in the accompanying financial statements and footnotes have been restated to reflect the stock split.

         On May 20, 1997, the Company consummated its initial public offering of Common Stock through the sale of 2,000,000 shares of Common Stock ("the Offering"). In June 1997, the underwriters of the Company's offering exercised their over-allotment option and purchased an additional 300,000 shares

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES of Common Stock of the Company. The Company received net proceeds of approximately $16.2 million from the Offering and the exercise of the underwriters' option related thereto. The proceeds therefrom were used to partially fund an acquisition which closed concurrently with the Offering, to repay in full a subordinated note payable outstanding at such time and for general corporate purposes.

         In May 1995, the Company issued warrants to purchase a total of 198,397 shares of the Company's common stock to First Union in connection with a warehouse credit facility entered into with First Union at such time. The exercise price of the warrants was $.0018 per share which approximated the estimated fair value of the underlying common stock at the date of issuance of the warrants. All warrants were exercised in May 1997.

         From June 1994 through January 1995, options to purchase common stock of the Company at the estimated fair value on the date of the grant were offered to certain key officers and a director of the Company in conjunction with the formation of the Company and pursuant to the employees' respective employment agreements. During the year ended December 31, 1996, such employees and the director exercised these options and acquired 854,736 shares of common stock of the Company for $146,941.

         In May 1996, the Company acquired 628,426 shares of its common stock from a stockholder for $360,000. Additionally, the Company entered into a two-year consulting agreement for $75,000 per year with such shareholder in conjunction with the formation of the Company. Such consulting agreement terminated in June 1996.

    Stock Option Plan

         The Company has adopted a stock option plan (the "1997 Stock Option Plan") to align the interests of the directors, executives, consultants and employees of the Company with those of its stockholders. A total of 1,800,000 shares of Common Stock have been reserved for issuance pursuant to the 1997 Stock Option Plan.

         During the year ended December 31, 1997, options to purchase 1,032,320 shares of Common Stock of the Company were issued with a weighted average exercise price of $8.00 per share. The options vest pro ratably over five years and have a term of 10 years from the date of grant. No options were forfeited during the year. The per share weighted average fair value of stock options granted during 1997 was $2.87 on the date of grant using the Black Sholes option pricing model with the following weighted average assumptions: expected volatility - 22%; risk free interest rate - 5.62%; and an expected life of 6 years.

         Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No.123, the Company's net earnings would have been as follows for the year ended December 31, 1997 (in thousands, except per share amounts):

                                                           AS          PRO
                                                        REPORTED      FORMA
                                                        --------      -----
        Net income...............................        $8,574      $8,240
        Earnings per common share:
          Basic..................................         $1.02       $0.98
          Diluted................................         $0.95       $0.92

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

11.   COMMITMENTS AND CONTINGENCIES

    Operating Leases

    The Company has entered into various operating lease agreements, primarily for office space. Rent expense under all operating leases for the years ended December 31, 1995, 1996 and 1997 was $162,000, $397,000 and $851,000,
respectively. For the subsequent five years, minimum annual rental payments under noncancelable operating leases are as follows (in thousands):

1998...............................................     $1,183
1999...............................................      1,154
2000...............................................        874
2001...............................................        727
2002...............................................        684
                                                        ------
       Total minimum payments......................     $4,622
                                                        ======

    Concentration of Credit Risks

         At December 31, 1997, leases aggregating approximately 37% of the net principal balance of leases owned and serviced by the Company pursuant to its securitization program were located in two states, California and Florida. No other state accounted for more than 10% of the net principal balance of leases owned and serviced by the Company as of such date. Although the Company's portfolio of leases includes lessees located throughout the United States, such lessees' ability to honor their contracts may be substantially dependent on economic conditions in these states. All such contracts are collateralized by the related equipment. The recourse and holdback provisions of the Private Label program mitigate, but do not eliminate, a significant portion of any economic risk not recoverable through the sale of the related equipment.

         Additionally, a substantial portion of the Company's leases are concentrated in certain industries, including, the medical industry, the dental industry and the veterinary industry. To the extent that the economic or regulatory conditions prevalent in such industries change, the lessees' ability to honor their lease obligations may be adversely impacted.

    Executive Incentive Compensation Plan

         The Board of Directors has adopted an Executive Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan provides for the payment of incentive awards for a fiscal year only if the Company's after-tax earnings for such fiscal year (determined without regard to payments under the Incentive
Plan) exceeds 20 % of the Company's Average Common Equity (as defined below) for such fiscal year. In the event that such threshold is satisfied for a fiscal year, then the aggregate incentive compensation that will be paid under the Incentive Plan for a fiscal year (the "Incentive Pool") will be equal to 12% of the excess, if any, of the Company's pre-tax earnings for such fiscal year (determined without regard to payments under the Incentive Plan) over 20% of the Company's Average Common Equity for such fiscal year. The Average Common Equity for a fiscal year is the average of the balance of equity attributable to the outstanding Common Stock of the Company (including par value, additional paid in capital and retained earnings), as reflected in the financial statements of the Company at the end of each month during the fiscal year.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

    Employee Benefit Plans

         The Company established a 401(k) defined contribution plan in October 1996, which is generally available to all employees. Employees may generally contribute up to 15 percent of their salary each year; and the Company, at its discretion, may match up to 50% of the first 8% contributed by the employee. During the years ended December 31, 1996 and 1997, the Company recognized $5,000 and $157,000, respectively, of expense related to the 401(k) plan. Additionally, the financial statements include $111,914 and $234,710, related to employee benefit plans established by companies acquired by First Sierra and accounted for as poolings of interests (See Note 13) for the years ended December 31, 1996 and 1997, respectively. The Company does not offer any other post-employment or post-retirement benefits.


    Employment Agreements

         The Company has entered into employment agreements with certain key members of management. The terms of such agreements provide for salaries and bonuses as set forth in the agreements and upon achieving certain performance objectives.


12.   FAIR VALUE OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. Much of the information used to determine fair value is highly subjective and judgmental in nature and, therefore, may not be precise. Because the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different. The following table summarizes the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1996 and 1997 (in thousands):

                                                     1996                     1997
                                                     ----                     ----
                                           CARRYING       FAIR       CARRYING       FAIR
                                            AMOUNT       VALUE        AMOUNT       VALUE
                                           --------     --------     --------     --------
Financial assets --
  Lease financing receivables, net ...     $ 61,405     $ 64,417     $ 24,769     $ 26,222
  Investment in Trust Certificates ...        9,534        9,778       12,512       16,541
  Marketable security ................         --           --          4,020        4,020
  Cash and cash equivalents ..........        2,876        2,876       13,265       13,265
Financial liabilities --
  Warehouse credit facilities ........       52,820       52,820       13,070       13,070
  Subordinated notes payable .........        9,000        9,000        6,000        6,000
Off balance sheet instruments --
  Interest rate swap agreements ......         --             96         --            (60)

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate such value.

         Lease Financing Receivables - The fair value was estimated by discounting expected future cash flows at a risk adjusted rate of return deemed to be appropriate for investors in such instruments. Expected cash flows take into consideration management's estimates of prepayments, defaults and recoveries.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

         Investment in Trust Certificates -- The fair value was estimated by discounting expected future cash flows allocable to the holder of the Trust Certificate at a risk adjusted rate of return deemed to be appropriate for investors in such investment. Expected cash flows take into consideration management's estimates of defaults, recoveries and other factors.

         Marketable Security -- The fair value was estimated by discounting expected future cash flows allocable to the holder of the Marketable Security at a risk adjusted rate of return deemed to be appropriate for investors in such investment.

         Cash and Cash Equivalents -- The carrying amounts approximate fair value because of the short maturity and market interest rates of those instruments.

         Warehouse Credit Facilities -- The carrying amounts approximate fair value due to the short-term nature of the credit facilities.

         Subordinated Note Payable -- The carrying amount of the subordinated note payable approximates its fair value based on estimated yields, which would be required for similar types of debt instruments.

         Interest Rate Swap Agreements -- The fair value represents the payment the Company would have made to or received from the swap counterparties to terminate the swap agreements on the indicated dates.


13.   SUBSEQUENT EVENTS


    Secondary Offering of Common Stock

         In February and March 1998, the Company sold an aggregate amount of 2,567,084 shares of its Common Stock, including the exercise of the underwriters' over-allotment option, in a secondary public offering raising net proceeds to the Company of approximately $39.7 million, after deducting underwriting discounts and commissions and estimated offering expenses. Approximately $5.0 million of the net proceeds were used to repay the outstanding balance under the Subordinated Revolving Credit Facility, while the remaining funds were used to repay other borrowings of the Company and for other general corporate purposes.

    Recent Acquisitions

         On March 12, 1998, the Company completed its acquisition of Independent Capital Corporation ("ICC"). ICC has offices in Bridgewater and Rutherford, New Jersey, and focuses primarily on the small ticket broker market in the Northeastern region of the United States.

       On March 24, 1998, the Company completed its acquisition of Integrated Lease Management, Inc. (ILM). ILM is based in San Jose, Ca. and specializes in independent lease origination and consulting services in the technology marketplace.

         The above transactions which closed in the first quarter of 1998 have been accounted for as poolings of interests and, accordingly, the consolidated financial statements for the periods presented have been restated to include the accounts of ICC and ILM. Distributions to stockholders reflected on the Consolidated Statement of Stockholders' Equity represent distributions of the acquired companies for taxes due.

         In April 1998, the Company acquired OMNI Leasing, Inc. ("OMNI"). OMNI is located in Hatfield, Pennsylvania and is active in the arbor, landscaping, trucking, sanitation and automotive industries in the greater Pennsylvania area.

         Also in April 1998, the Company acquired Vendor Leasing, Inc ("Vendor Leasing"). Vendor Leasing is located in Roswell, Georgia and provides the Company with greater penetration in the eastern United States.

         The Company also acquired Nexsoft, Inc. ("Nexsoft") of Denver, Colorado in April 1998. Nexsoft is a software development firm specializing in software for the equipment leasing industry.

         On June 18, 1998, the Company announced that it had acquired TFS, Inc. dba The Money Source, a Redmond, Washington-based small ticket equipment leasing company. The acquisition will be accounted for as a pooling of interests.

                  FIRST SIERRA FINANCIAL, INC. AND SUBSIDIARIES

         On June 10, 1998, the Company announced the proposed merger with Oliver-Allen Corporation, Inc. ("Oliver-Allen"), a private leasing company that specializes in leasing and remarketing Information Technology equipment. Oliver-Allen, established in 1973, is headquartered in Larkspur, California and has offices in Laguna Beach, California and Minnetonka, Minnesota. The total transaction is valued at $95,000,000 million with consideration solely consisting of First Sierra common stock and the conversion of an Oliver Allen stock option into an option to acquire the Company's stock under equivalent terms. At December 31, 1997, Oliver-Allen had total assets of approximately $176 million. The Company will issue the equivalent of approximately 3.2 million shares in stock and options to acquire 790,000 shares of the Company's stock. It is expected that the transaction will be accounted for as a pooling of interests. The transaction is expected to be completed in the third quarter of 1998, subject to approval by the Company's shareholders as well as other customary closing conditions.

         On June 24, 1998, the Company announced the proposed merger with The Republic Group, Inc., an Anaheim, California based private company that originates leases of equipment for small businesses in a broad range of industries. The Republic Group, Inc. has a specialization in small business-direct telemarketing and a well-developed sales recruiting and training program. The transaction is valued at approximately $27.5 million based upon the issuance of approximately 1.1 million shares of the Company's common stock. It is expected that the transaction will be accounted for as a pooling of interests and that the acquisition will be completed in July 1998.


14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         FIRST       SECOND       THIRD        FOURTH
                                                                        QUARTER      QUARTER     QUARTER       QUARTER
                                                                       --------     --------    --------      ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
     1997
            Revenues                                                   $  6,877     $  9,623    $ 12,160      $  12,463
            Income before provision for income taxes                      2,462        3,141       4,165          3,937
            Net income                                                    1,579        1,950       2,601          2,444
            Earnings per common share, basic                               0.25         0.25        0.27           0.25
            Earnings per common share, diluted                             0.23         0.24        0.25           0.23

     1996
            Revenues                                                   $  3,079     $  4,374    $  3,852      $   4,905
            Income (loss) before provision (benefit) for income taxes       163        1,600         140            873
            Net income (loss)                                               140        1,010         124            570
            Earnings (loss) per common share, basic                        0.02         0.16        0.02           0.09
            Earnings (loss) per common share, diluted                      0.02         0.15        0.02           0.08

           RESTATED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


         The following restated management's discussion and analysis of financial condition and results of operations filed herewith have been prepared to give retroactive effect to two mergers consummated by the Company in the first quarter of 1998 which were accounted for as poolings of interests (see footnote 2 to the financial statements filed under Item 7). Interim unaudited consolidated management's discussion and analysis of financial condition and results of operations as of March 31, 1998 and for the three month periods ended March 31, 1998 and 1997 were previously filed as a part of the Company's Form 10-Q for the quarterly period ended March 31, 1998.

OVERVIEW

         First Sierra Financial, Inc. (First Sierra) is a specialized finance company that acquires and originates, sells and services equipment leases. The Company initially funds the acquisition or origination of its leases through its warehouse facilities or from working capital and, upon achieving a sufficient portfolio size, sells such receivables in the public and private markets, principally through its securitization program. Management believes that its significant experience in asset-backed securitization transactions and extensive relationships with financing sources has allowed the Company to achieve a lower cost of funds and ultimately a wider spread upon securitization of its equipment leases than many of its competitors. The structure of the Company's lease funding programs, along with the structure of the Company's warehouse facilities and securitization program, enabled the Company to generate positive cash flow from operations in 1996 and 1997.

         The Company commenced operations in June 1994 and initially developed a program to purchase leases from leasing companies which had the ability to originate significant lease volume and were willing and able to provide credit protection to the Company and perform certain servicing functions on an ongoing basis with respect to such leases. This program, referred to by the Company as its "Private Label" program, was designed to provide the Company with access to high volumes of leases eligible for the securitization market, while minimizing the risk of loss to the Company. Each Private Label Source provides credit protection to the Company through a combination of recourse and purchase price holdback features and performs certain labor-intensive servicing functions with respect to the leases sold to the Company, such as credit collection, equipment repossession and liquidation functions. Generally, the Company receives and processes all lease payments on leases purchased by it under the Private Label program.

         The yields generated under the Company's Private Label program are generally lower than those generated under the Company's Broker and Vendor programs because of the credit protection afforded the Company and the reduced level of servicing required of the Company. The weighted average yield to the Company on leases funded through the Private Label program from inception through December 31, 1997 was 9.36%. The Company has experienced significant growth in its Private Label program. The volume of leases purchased by the Company pursuant to its Private Label program was $4.5 million in 1994, $65.2 million in 1995, $161.1 million in 1996 and $210.1 million in 1997.

         In 1996, as part of its growth strategy, the Company began targeting additional sources of lease volume from small ticket lease brokers which were unable or unwilling to provide the credit protection or perform the servicing functions required under the Private Label program and through relationships with vendors of equipment. The Company established its "Broker" and "Vendor" programs in 1996 through two strategic acquisitions and has expanded these programs through eight additional acquisitions in 1997. In a typical Broker or Vendor arrangement, leases are originated by the Company without recourse to the Source. The Company also performs all servicing functions on leases acquired or originated under its Broker and Vendor programs. As a result, the Company's yields are higher than those on its Private Label leases. The weighted average yields to the Company on leases funded pursuant to its Broker and Vendor programs were 14.07% and 16.09%, respectively, in 1996 and 13.32% and 15.79%, respectively, in 1997. The volume of leases funded by the Company pursuant to its Broker and Vendor programs was $10.5 million and $7.5 million, respectively, in 1996 and $74.8 million and $98.2 million, respectively, in 1997. Management intends to continue to pursue opportunities to acquire additional small ticket leasing companies with broker and vendor operations and believes that a larger percentage of the Company's revenues in the future will be derived from such broker and vendor Sources.

         As a fundamental part of its business and financing strategy, the Company sells the leases it acquires or originates primarily through securitization transactions and other structured finance transactions. In a securitization transaction, the Company sells and transfers a pool of leases to a wholly-owned, special purpose subsidiary of the Company. The special purpose subsidiary simultaneously sells and transfers an interest in the leases to a trust, which issues beneficial interests in the leases in the form of senior securities and subordinated securities and sells such senior and subordinated securities in the public and private markets. The Company generally retains the right to receive any excess cash flows of the trust, which right is represented by the Trust Certificate.

    Year 2000

         The "Year 2000" issue involves computer programs and applications that were written using two digits (instead of four) to describe the applicable year. Failure to successfully modify such programs and applications to be Year 2000 compliant may have a material adverse impact on the Company. Exposure arises not only from potential consequences (e. g., business interruption) of certain of the Company's own applications not being Year 2000 compliant, but also from non-compliance by significant counterparties the Company does business with. Management has made inquiries of its major software vendors and has received assertions that the software programs from such vendors are Year 2000 compliant. The Company expects to complete testing of the software vendors' assertions by the first quarter of 1999.

RESULTS OF OPERATIONS

1997 Compared to 1996

         During the years ended December 31, 1996 and 1997, the Company sold leases with an aggregate principal balance of $152.0 million and $395.7 million, respectively, net of unearned income, through the Company's securitization program. The Company recognized gains of $3.5 million and $18.2 million, respectively, upon such sales and retained Trust Certificates in the related trusts. Gains recognized upon sales of leases through securitization transactions increased as a percentage of leases sold through securitization transactions from 2.3% for the year ended December 31, 1996, to 4.6% for the year ended December 31, 1997. The increase was directly attributable to an increase in the weighted average interest rate of leases sold as a result of the inclusion of higher yielding leases acquired pursuant to the Company's Broker and Vendor programs and a decrease in the level of Trust Certificates the Company was required to retain in the securitization trusts. Additionally, the Company recognized gains of $3.5 million on leases sold or discounted to third parties during the year ended December 31, 1997, an increase of $1.1 million from the previous year. Furthermore, the Company recognized a gain of $853,000 upon the sale of a portfolio of lease receivables with an aggregate principal balance of $7.6 million to a third party during 1997. The Company did not sell any portfolios of leases during 1996, other than through its securitization program.

         Interest income increased $2.7 million, or 43%, from $6.3 million for the year ended December 31, 1996 to $9.0 million for the year ended December 31, 1997. The increase was primarily related to an increase of $1.0 million during 1997 of interest income recognized on Trust Certificates retained by the Company in securitization transactions. The remaining difference was the result of a 22% increase in the average rate earned on the leases. The increase in the average rate earned on the leases was directly attributable to the formation of the Company's Broker and Vendor programs in July 1996.

         Servicing income increased $2.0 million, or 182%, from $1.1 million for the year ended December 31, 1996 to $3.1 million for the year ended December 31, 1997. Such increase was primarily attributable to a 207% increase in leases serviced for others from December 31, 1996 to December 31, 1997.

         Interest expense increased $79,000, or 2%, from $5.0 million for the year ended December 31, 1996 to $5.1 million for the year ended December 31, 1997. The increase was related to additional indebtedness assumed in connection with acquisitions at higher interest rates than those under the Company's existing warehouse facilities, substantially offset by (a) reduced periods that leases were held by the Company prior to securitization due to the formation of the Company's Securitized Warehouse Facilities, and (b) reduced amounts of subordinated notes payable outstanding due to the repayment of one such note with proceeds from the Company's initial public offering of Common Stock in May 1997.

         Salaries and benefits increased $6.5 million, or 182%, from $3.5 million for the year ended December 31, 1996 to $10.0 million for the year ended December 31, 1997. Such increase was primarily attributable to an increase in the number of employees resulting from the acquisitions of ten companies from July 1996 through November 1997. In addition, salaries and benefits have increased due to the higher level of servicing required as a result of the formation of the Company's Broker and Vendor programs in July 1996.

         Provision for credit losses increased $1.4 million, or 252%, from $537,000 for the year ended December 31, 1996 to $1.9 million for the year ended December 31, 1997. The increase was primarily due to the origination of $173.0 million of leases under the Company's Broker and Vendor programs during the year ended December 31, 1997, which have a greater exposure to credit losses than leases originated under the Company's Private Label program, which provide for recourse to the Private Label Source.

         Depreciation and amortization increased $992,000, from $368,000 for the year ended December 31, 1996 to $1.4 million for the year ended December 31, 1997. The increase was attributable to a 696% increase in amortization of goodwill and other intangible assets resulting from the acquisitions referred to above as well as a 168% increase in depreciation of fixed assets owned at December 31, 1997.

         Other general and administrative expenses increased $5.1 million, or 129%, from $4.0 million for the year ended December 31, 1996 to $9.1 million for the year ended December 31, 1997. Such increase was primarily attributable to the general expansion of the Company's business and the acquisitions of eight businesses in 1997.

    1996 Compared to 1995

         Interest income increased $3.3 million, or 107%, from $3.1 million for the year ended December 31, 1995 to $6.3 million for the year ended December 31, 1996. The increase was primarily attributable to a 90% increase in average lease receivable balance outstanding ($659,000 of interest income was recognized on higher yielding leases originated under the Company's Broker and Vendor programs which began in July 1996) and $573,000 recognized on subordinated securities retained by the Company in its securitization transactions.

         Gain on sale of lease financing receivables increased $1.7 million, or 41%, from $4.2 million for the year ended December 31, 1995 to $5.9 million for the year ended December 31, 1996. The increase is primarily attributable to an increase of leases sold or discounted to third parties from $900,000 during the year ended December 31, 1995 to $2.4 million during the year ended December 31, 1996. The remaining difference relates to a $3.5 million gain recognized upon sale of leases through the Company's securitization program in 1996, partially offset by a gain of $3.3 million recognized in 1995 upon the sale of a lease portfolio acquired at a discount from a third party in 1994.

         Servicing income increased $727,000, or 225%, from $323,000 for the year ended December 31, 1995 to $1.1 million for the year ended December 31, 1996. Such increase was primarily attributable to servicing fees received from the Company's securitization transactions. At December 31, 1995, the Company serviced 159 leases for others with an aggregate principal amount of $9.7 million. At December 31, 1996, the Company serviced 8,476 leases with an aggregate principal amount of $157.1 million.

         Other income increased $1.4 million from $1.6 million for the year ended December 31, 1995 to $3.0 million for the year ended December 31, 1996. Such increase was primarily attributable to brokerage fees received on transactions brokered or discounted to third parties.

         Interest expense increased $2.4 million, or 92%, from $2.6 million for the year ended December 31, 1995 to $5.0 million for the year ended December 31, 1996. Such increase was due to an increase in the average balance outstanding under the Company's warehouse facilities, which borrowings were used to finance the significant increase in leases acquired or originated by the Company in 1996. In 1996, the Company acquired or originated $179.2 million of leases, as compared to $65.2 million in 1995.

         Salaries and benefits increased $1.7 million, or 89%, from $1.9 million for the year ended December 31, 1995 to $3.5 million for the year ended December 31, 1996. Such increase was primarily attributable to a general expansion of the Company's business and an increase in the number of employees resulting from the acquisitions of two businesses in 1996. In addition, due to the higher level of servicing responsibility assumed by the Company in connection with its Broker and Vendor programs, salaries and benefits are higher as a percentage of lease volumes than under the Company's Private Label program.

         Provision for credit losses increased $145,000, or 37%, from $392,000 for the year ended December 31, 1995 to $537,000 for the year ended December 31, 1996. Such increase was primarily attributable to the increase in the amount of leases acquired or originated by the Company in 1996.

         Depreciation and amortization increased $226,000, or 159%, from $142,000 for the year ended December 31, 1995 to $368,000 for the year ended December 31, 1996. Such increase was primarily attributable to a 300% increase in fixed assets owned during 1996, as well as amortization of goodwill and other intangible assets resulting from the acquisitions of GIC and CCL.

         Other general and administrative expenses increased $1.6 million, or 67%, from $2.4 million for the year ended December 31, 1995 to $4.0 million for the year ended December 31, 1996. Such increase was primarily attributable to the general expansion of the Company's business and the acquisitions of GIC and CCL.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's lease finance business is capital intensive and requires access to substantial short-term and long-term credit to fund new equipment leases. Since inception, the Company has funded its operations primarily through sales of leases, borrowings under its warehouse facilities, sales of common stock and through its securitization program. The Company expects to continue to require access to significant additional capital to maintain and expand its volume of leases funded. The Company also expects to require additional capital to continue its acquisitions of equipment leasing companies.

         The Company's uses of cash include the acquisition and origination of equipment leases, payment of interest expenses, repayment of borrowings under its warehouse facilities, operating and administrative expenses, income taxes and capital expenditures. The structure of the Company's lease funding programs (including the holdback and recourse features of the Private

Label program), along with the structure of the Company's warehouse facilities and securitization program, enabled the Company to generate positive cash flow from operations in 1996 and 1997.

         The Company utilizes both warehouse credit facilities and securitized warehouse facilities to fund the acquisition and origination of leases that satisfy the eligibility requirements established pursuant to each facility. The Company's warehouse facilities provide the Company with advance rates that generally do not require the Company to utilize its capital during the period that lease receivables are financed under such facilities. The liquidity provided under each warehouse facility is interim in nature and lease receivables funded thereunder are generally refinanced or resold through the Company's public securitization program within six to twelve months.

WAREHOUSE CREDIT FACILITY

    At December 31, 1997, the Company had a warehouse credit facility, which is treated as debt for financial reporting purposes, with available borrowing capacity of $50 million. No borrowings were outstanding under this facility at December 31, 1997.

SECURITIZED WAREHOUSE FACILITIES

    The Company also maintained three securitized warehouse facilities (the "Securitized Warehouse Facilities") as of December 31, 1997. These facilities allow the Company to transfer and sell equipment lease receivables to a trust. The trust issues two certificates of beneficial interest: a senior certificate, which is owned by an unrelated third party, and a Trust Certificate, which is owned by a special purpose subsidiary of the Company. The Securitized Warehouse Facilities provide for an aggregate issuance of $200 million of senior certificates through June 25, 1998 in the case of two facilities and the issuance of $150 million of senior certificates through October 30, 1998, in the case of the remaining facility. As of December 31, 1997, the trust had issued senior certificates aggregating $151 million pursuant to the three facilities. Management believes that it will be able to either extend these facilities or enter into alternate facilities with terms at least as favorable as those under its existing agreements.

         The Securitized Warehouse Facilities provide several significant advantages to the Company, including (i) favorable interest rates and (ii) allowing the Company to transfer lease receivables to a trust on an on-going basis, including the transfer of the risks and rewards of ownership as well as the control of the underlying trust, thus enabling the Company to record the transactions as a sale at the time such receivables are transferred to the trust, rather than at the time of a public securitization transaction. This reduces the degree to which the Company's quarterly results might fluctuate due to the timing of public securitizations and provides greater flexibility with respect to the timing and size of public securitizations, thereby reducing related transaction costs. The equipment lease receivables included in the Securitized Warehouse Facilities may be transferred by the trust to other trusts in which the Company has a minority interest.

PUBLIC SECURITIZATION TRANSACTIONS

         To date, proceeds received by the Company in its public securitization transactions have generally been sufficient to repay amounts financed under the warehouse facilities, as well as issuance expenses. In addition to the proceeds received upon closing of the sale of the securitized leases, securitization transactions generate cash flow from ongoing servicing and other fees, including late charges on securitized equipment leases, and excess cash flow distributions from the Trust Certificates retained by the Company and other assets of the trust once the securities are retired. The Company structures its securitization transactions to qualify as financings for income tax purposes. Therefore, no income tax is payable in the current period on the gain recognized. The Company anticipates that future sales of its equipment leases will be principally through securitization transactions or other structured finance techniques and, to a lesser extent, through portfolio sales and sales to third party financing sources.

         As of December 31, 1997, the Company had completed three public securitization transactions involving the issuance of $369.3 million of senior and subordinated securities. The Series 1996-1 and 1996-2 transactions were completed in 1996 and the Series 1997-1 transaction was completed in September 1997. In connection with the Series 1996-1 and 1996-2 transactions, Class A certificates, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services and AAA by Duff & Phelps Credit Rating Co., were sold in the public market. The Class B-1 and Class B-2 Certificates were rated BBB and BB, respectively, by Duff & Phelps Credit Rating Co., and were sold on a non-recourse basis in the private market. In connection with the Series 1997-1 transaction, four tranches of Class A Notes, rated AAA by Standard and Poor's, Aaa by Moody's Investor Services, Inc. and AAA by Duff & Phelps Credit Rating Co., were sold in the public market. The Class B-1 and Class B-2 Notes were rated BBB and AA, respectively, by Duff & Phelps Credit Rating Co., and were sold on a non-recourse basis in the private market. The Class B-2 Note was enhanced through a letter of credit with Dresdner Bank AG, which resulted in the higher ratings. A Class B-3 Note was rated B by Duff and Phelps Credit Rating Co., and was retained by the Company for future sale in the private market. Due to the Company's ability to structure and sell Class B-1 and Class B-2 rated components of its securitizations, the remaining interest retained by the Company was reduced, thereby allowing the Company to maximize the cash proceeds generated from each transaction. The Company was able to realize approximately 94.0% of the present value of the remaining scheduled payments of the equipment leases included in its Series 1996-1 and 1996-2 securitizations, and approximately 96.0% of the present value of the remaining scheduled payments of the equipment leases included in its Series 1997-1 securitization.

         The Company continually seeks to improve the efficiency and execution of its securitization transactions. In the Company's Series 1997-1 securitization transaction, which was completed in September 1997, the Company was able to reduce the level of subordination required for the Class A Notes from 12.0% to 8.0%, thereby increasing the size of the Class A Notes, which carry the lowest coupon rate, from 88.0% to 92.0% of the present value of the remaining scheduled lease payments under securitization. Furthermore, the spread over comparable Treasury securities on the Class A Notes was reduced from .51% to .43%, and the spread on the Class B-1 Notes was reduced to 1.10%. The Class B-2 Notes carried a spread of .55%. The effect of these reduced subordination levels and the lower spreads has been to decrease the effective cost of the transaction to the Company and thus increase the gains realized in the securitization transaction.

    Subordinated Revolving Credit Facility

         On May 20, 1997, the Company entered into a $5.0 million subordinated revolving credit facility with an affiliate, with the commitment level thereunder decreasing by $1.0 million per year. Advances under the facility bear interest at 11.00% per annum. As of December 31, 1997, $5.0 million was outstanding under this facility.

    Interest Rate Management Activities

         The implicit yield to the Company on all its leases is on a fixed interest rate basis due to the leases having scheduled payments that are fixed at the time of origination of the leases. When the Company acquires or originates leases, it bases its pricing on the "spread" it expects to achieve between the implicit yield to the Company on each lease and the effective interest cost it will pay when it sells such lease through a public securitization transaction. Increases in interest rates between the time the leases are acquired or originated by the Company and the time they are sold through a public securitization transaction could narrow or eliminate the spread, or result in a negative spread. It is the Company's policy to generally mitigate the risk on changes in interest rates. The Company mitigates the volatility of interest rate movement between the time the Company acquires or originates a lease and the time such lease is sold through a public securitization transaction by hedging movements in interest rates using interest rate swap derivatives which match the underlying cashflow associated with the leases originated. Under these swap agreements, the Company receives interest on the notional amount at either the 30-day LIBOR or the 30-day AA Corporate Commercial Paper Index, in the case of leases funded through the First Union Commercial Paper program, and the Company pays a fixed rate which is equal to a spread over the yield to maturity of U.S. Treasury securities similar to the maturities of the specific leases being held for securitization. Such hedging arrangements are generally implemented when the Company's portfolio of unhedged leases reaches $10.0 million. At certain times, changes in the interest rate market present favorable conditions to hedge against future rate movement. The Company may, from time to time, enter into hedges against interest rate movement in anticipation of future origination volume in order to take advantage of unique market conditions, but this activity is generally limited to levels where the Company is confident of origination in the near term.

                                   SIGNATURE

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FIRST SIERRA FINANCIAL, INC.
                                        ------------------------------------
                                                 (Registrant)


                                        By: /s/ Sandy B. Ho
                                           --------------------------------
                                                Sandy B. Ho
                                                Executive Vice President
                                                and Chief Financial Officer

Dated: July 15, 1998

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          27.1           -- Restated Financial Data Schedule for the year ended
                            December 31, 1997
          27.2           -- Restated Financial Data Schedule for the year ended
                            December 31, 1996
          27.3           -- Restated Financial Data Schedule for the year ended
                            December 31, 1995